EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

July 19, 2005

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Quarterly Results

Fort Lauderdale, FL  (July 19, 2005).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $387,870 or $.15 per share for the second quarter ended June 30, 2005, compared to net income of $384,001 or $.14 per share reported for the prior quarter ended March 31, 2005, and compared to net income of $404,989 or $.15 per share reported for the same quarter last year.  Net income for the six month period ended June 30, 2005 was $771,871 or $.29 per share compared to $828,763 or $.31 per share for same period last year. Chairman of the Board, Albert Finch, said, “The decrease in earnings compared to last year was primarily due to non-recurring income earned during the prior year periods.”  He also added, “We expect Company earnings to grow as a result of net loan growth of $22.1 million in the June quarter.”

The Company’s assets also grew as a result of the increased lending activity, to a total of $192.3 million at June 30, 2005, compared to $153.6 million at June 30, 2004, a 25% increase.  The Company’s net loan portfolio increased from $117.6 million at June 30, 2004 to $151.0 million at June 30, 2005, a 28.4% increase.  President, Richard L. Browdy noted, “We are pleased with the continued growth and credit quality of our loan portfolio. Although the South Florida real estate market is still strong, we continue to monitor it carefully.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281